Exhibit 99.1

Venaxis Appoints SomaLogic CMO and former Pfizer Executive
Stephen A. Williams, M.D., Ph.D., to Board of Directors

CASTLE ROCK, Colo., April 18, 2013 — Venaxis, Inc. (Nasdaq: APPY), an in vitro diagnostic company focused on obtaining FDA clearance and commercializing its CE Marked APPY1 Test, a rapid, protein biomarker-based assay for appendicitis, today announced the appointment of Stephen A. Williams, M.D., Ph.D., Chief Medical Officer at SomaLogic, to the Company’s Board of Directors.  Dr. Williams brings his experience in diagnostic imaging and biomarker discovery to the Venaxis Board.

Steve Lundy, President and CEO of Venaxis, stated, “We are happy to welcome Steve to our Board and look forward to the benefit of his deep experience, both in diagnostic imaging, which is relevant to our market development and commercial strategy for the APPY1 Test, as well as in clinical biomarker validation, which will be instrumental to us in our evaluation and development of future Venaxis products.”

Dr. Williams stated, “The APPY1 Test is an excellent example of how characterization of clinically relevant biomarkers can produce useful tools for addressing important diagnostic challenges.  With the potential to reduce the safety risks associated with current diagnostic imaging techniques in the emergency setting, I believe there is significant clinical need and utility for the APPY1 Test.  I am excited to join the Venaxis Board and to support the further development and commercialization of this, as well as potential future, biomarker-based diagnostic products.”

Dr. Williams joined SomaLogic in 2009 as Chief Medical Officer.  Prior to his time at SomaLogic, Dr. Williams trained as a physician at Charing Cross and Westminster Medical School, University of London, and following his internships, returned to the same institution for a Ph.D. in medicine and physiology.  He subsequently performed three years of residency in diagnostic imaging at the University of Newcastle upon Tyne.  In 1989 he joined Pfizer U.K. in experimental medicine and worked on a variety of programs including asthma, irritable bowel syndrome, migraine [eletriptan], depression [sertraline] and urinary incontinence [darifenacin].  He moved to the U.S. in 1993 with Pfizer and worked on programs in inflammatory bowel disease, stroke, psychosis [ziprasidone] and head injury.  He created the clinical technology group in 1997, which became a worldwide function on five research sites with the objective of validating clinical biomarkers and measurements, and was named vice president in 2006.  Dr. Williams served on the National Advisory Council for the National Institute of Biomedical Imaging and Bioengineering from 2004-2007 and the executive Committee of the Biomarkers Consortium run by the Foundation for NIH from 2005-2007.  In process initiatives, he led or co-led initiatives in diagnostics, biomarkers, quality of drug candidates, and guidelines for development teams to make the decision to start Phase 3 trials.

About Venaxis, Inc.
Venaxis, Inc. is an in vitro diagnostic company focused on the clinical development and commercialization of its CE Marked APPY1 Test, the Company’s rapid, protein biomarker-based assay for appendicitis.  This unique appendicitis test has projected high sensitivity and negative predictive value and is being developed to aid in the identification of patients at low risk for acute appendicitis, allowing for more conservative patient management.  The APPY1 Test is being developed initially for pediatric, adolescent and young adult patients with abdominal pain, as this population is at the highest risk for appendicitis and has the highest risk of long-term health effects associated with CT imaging.  While FDA clearance is being sought, an initial launch for the APPY1 Test is ongoing in select European countries.  For more information, visit www.venaxis.com.

Forward-Looking Statements
This press release includes "forward-looking statements" of Venaxis, Inc. (“Venaxis”) as defined by the Securities and Exchange Commission ("SEC"). All statements, other than statements of historical fact, included in this press release that address activities, events or developments that Venaxis believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors Venaxis believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Venaxis. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including our ability to successfully complete required product development and modifications in a timely and cost effective manner, complete clinical trial activities for the APPY1 Test required for FDA submission, obtain FDA clearance or approval, maintain CE Marking, cost effectively manufacture and generate revenues from the APPY1 Test at a profitable price point, execute agreements required to successfully advance the company's objectives, retain the management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, obtain and enforce intellectual property rights, and realize value of intangible assets. Furthermore, Venaxis does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the risk factors contained in Venaxis’ recent filings with the SEC, including its Form 10-K for the year ended December 31, 2012, filed on March 26, 2013.

For Investors and Media:
Tiberend Strategic Advisors, Inc.
Joshua Drumm, PhD
jdrumm@tiberend.com; (212) 375-2664
Claire Sojda
csojda@tiberend.com; (212) 375-2686